Exhibit 10.30

January 12, 2018

David Smith

Dear David:

We are very pleased to offer you the position of Vice President, Treasurer and Chief Financial Officer for AstroNova, Inc. (the Company”). In this capacity, you will report directly to Greg Woods, President & CEO. Your employment will begin on January 22, 2018, contingent upon approval of the compensation terms by the Compensation Committee of the Company as well as approval of your appointment and election to such offices by the Board of Directors of the Company.

By signing this letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. This offer letter supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

You will be paid at a starting base salary annualized at USD $265,000/Yr. in accordance with the Company’s standard payroll practices. You will be eligible to participate in the Company’s Executive Short Term Incentive Plan (the Executive “STIP”) (the “Plan”), to the extent the Company continues to offer the Plan, at 40% target of base salary. The Plan is based on the Company and/or applicable Business Unit achieving its annual financial objectives and your eligibility is subject to change in accordance with amendments to the Plan. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

A more specific itemization of the compensation elements of this offer are as follows:

1.	$265,000 annual base salary

2.	$1,500 per month car allowance

3.	A housing allowance sufficient on an after-tax basis to provide acceptable accommodations as discussed and agreed not to exceed $2,400 per month

4.	Annual (Executive STIP) target bonus of 40% of base salary under the Plan

5.	Grant of nonstatutory options to purchase 50,000 shares of the Company’s common stock that will vest in equal installments over four years

6.	Participation in the Executive LTIP equity program (contingent upon approval of the program by the Compensation Committee)

7.	Grant of 15,000 restricted stock units to vest in equal installments over four years

8.	Other standard company benefit offerings as they may change from time to time

Following your election to the offices set forth above, the Company will enter into an indemnification agreement with you in its customary form.

You will begin your employment term with a Paid-Time-Off (PTO) accrual of twenty-three (23) days per year, and then increasing in accordance with Company policy. All future PTO allowances will be in accordance with the company’s stated PTO policy.

The Company contributes towards the premium cost for insurance benefits as further described in the benefits rate sheet. Additionally, you will be eligible to participate in the 401 (k) Company Retirement Savings Plan with an employer match under the 401(k) Plan (the current match is up to 3.5%). You will be eligible to participate in the Company’s Amended and Restated Employee Stock Purchase Plan upon completion of 90 days of service.

This offer and your employment with the Company is contingent on verification of (1) your prior employment, education, and license credentials, (2) a criminal background check, a pre-employment drug test, and a physical examination, (3) information you provide to prove your identity and authorization to work in the USA and (4) approval of the compensation terms by the Compensation Committee of the Company and approval of your appointment and your election by the Board of Directors of the Company. As a condition of your employment, you will be required, to sign a Confidentiality, Non-Compete and Proprietary Rights Agreement, a copy of which is enclosed for your review.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by an authorized representative of the Company. Acceptance of this offer does not constitute an employment agreement and this letter is not to be construed as a guarantee of employment by the Company for any specific period or length of time.

The Company does not discriminate on the basis of gender, race, color, national origin, religion, age, disability, sexual orientation, marital status or ancestry in any of its policies, practices, procedures and employment.

While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.

We hope you find the terms of this offer acceptable. Please indicate your agreement with these terms and accept our offer by signing and dating the enclosed duplicate original of the letter and returning to me. All of us at the Company look forward to welcoming you and we are confident of your potential as a valued and respected member of the Company to assist in the execution of our growth strategy. If you have any questions regarding the position, please do not hesitate to contact me.

Sincerely,

/s/ Gregory A. Woods
Gregory A. Woods President & CEO

Accepted:	/s/ David Smith	Date: January 12, 2018

Printed Name: David Smith